EXHIBIT 10.22


                          2006 Executive Bonus Plan
                          -------------------------

      Upon recommendation of the Compensation Committee, the Board of Directors of Jack Henry & Associates, Inc. hereby establishes the following as the 2006 Executive Bonus Plan for the company's Chief Executive Officer, President and Chief Financial Officer (the "Executives") this 30th day of August, 2005:

      Following the end of the current fiscal year (July 1, 2005 - June 30, 2006), the Executives shall be paid a performance-based bonus of up to 60% of their annual salary paid during the fiscal year. No bonuses under this plan shall be paid to any Executive unless the company attains a growth in net income of 20% for the current fiscal year (the "Net Income Growth Goal"). Half of the bonus amount, equal to 30% of annual salary, would be paid to each of the Executives upon attainment of the Net Income Growth Goal. The remaining half of the bonus amount (30% of annual salary) shall be paid to an Executive if specific objectives are attained by the Executive. These specific objectives for each Executive shall be established by the Board of Directors or, if so delegated, by the Compensation Committee. Executive bonuses may be paid in cash, restricted stock or deferred compensation.